First Interstate BancSystem, Inc. Announces Dividend

Company Release: October 21, 2016

(Billings, MT) First Interstate BancSystem, Inc.'s (Nasdaq: FIBK) Executive Committee of the Board of Directors, at a meeting held on October 21, 2016, declared a dividend of $0.22 per common share. The dividend is payable on November 14, 2016 to owners of record as of October 31, 2016.

First Interstate BancSystem, Inc. is a financial services holding company, headquartered in Billings, Montana, with $8.6 billion in assets as of June 30, 2016. It is the parent company of First Interstate Bank, a community bank operating banking offices, including online and mobile banking services, throughout Montana, Wyoming, and South Dakota. As a recognized leader in community banking services with 28 consecutive years of profitability, First Interstate is driven by strong family and corporate values, as well as a commitment to long-term organic growth, exemplary customer service, exceeding customer expectations through its products and services and supporting, with leadership and resources, the communities it serves.

First Interstate BancSystem, Inc.
Marcy Mutch, +1 406-255-5312
Chief Financial Officer
marcy.mutch@fib.com